Exhibit 99.1

April 19, 2007 --- For Immediate Release

Independent BancShares, Inc., the parent company of Independent National Bank (the "Company"), announces 1st quarter 2007 earnings.

Net earnings (unaudited) for the first quarter ended March 31, 2007 declined to $255,000, or $0.21 per basic and diluted share from $510,000 or $0.44 per basic and diluted share for Q1 2006. Earnings for Q1 2007 were lower than earnings of $325,000 or $0.26 per basic share in the quarter ended December 31, 2006.

Assets remained level at $214 million during the quarter ended 03/31/07. Deposits declined 2.0%, or $3.7 million, during the period. Asset quality continues to be sound. Gross loans grew 3.5% to $157.4 million during the quarter. The company did not record a provision for loan losses during the quarter. The Company has reserved $1.9 million for loan losses, or 1.2% of gross loans.

The Company increased capital by $355,000 million during the first quarter including a $255,000 addition to retained earnings, a reduction in unrealized losses on the Bank's investment portfolio of $104,000 and the payment of a 5% stock dividend. The Company's capital-to-asset ratio grew to 7.62% at 03/31/2007 up from 7.43% at 12/31/06.

The company's annual meeting will be held at their main office in Ocala, Florida on May 16, 2007 at 4:00 PM.

For additional information, please call Mark Imes, President/CEO at 352-622-2377.